Exhibit 99.1

FOR IMMEDIATE RELEASE Final For Approval	CONTACTS: Wm. Stacy Locke, President & CFO Pioneer Drilling Company 210-828-7689 Ken Dennard / kdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E 713-529-6600

PIONEER DRILLING ACQUIRES TWO LAND RIGS

INCREASING ITS FLEET TO A TOTAL OF 28 RIGS

JULY 30, 2003 – SAN ANTONIO, TEXAS – Pioneer Drilling Company (AMEX: PDC) today announced it has agreed to purchase two mechanical land drilling rigs from Texas Interstate Drilling Company, L.P. for $2.5 million in cash and 477,000 shares of common stock; for a total transaction value of approximately $4.6 million.  The transaction is expected to close on August 1, 2003. Included in the purchase are rig-hauling trucks, trailers, vehicles, spare drill pipe and yard equipment.  Both rigs are designed to drill to depths of 9,000 to 12,500 feet and are currently operating in North Texas under contract.

Michael E. Little, Pioneer Drilling’s Chairman and Chief Executive Officer, stated, “We are pleased to be expanding into a new region for Pioneer and adding two more rigs to our fleet.  These rigs, a Brewster N-46 and a Mid-Continent U-36A, are solid workhorse rigs that are operating in the barnett shale play in North Texas.  We anticipate adding rigs to this new division, similar to the way we expanded our operations into East Texas in 2001.”

Pioneer Drilling Company provides contract land drilling services to independent and major oil and gas operators drilling wells in central, south and east Texas.  The Company’s fleet consists of 25 land drilling rigs that drill in depth ranges between 10,000-18,000 feet, with an additional Cabot 1200 rig expected to be delivered in late August 2003.

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management.  Forward-looking information includes statements regarding the Company’s anticipated growth, demand from the Company’s customers, capital spending by oil and gas companies and the Company’s expectations regarding its new rigs and the U. S. land drilling sector.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions and industry trends; the continued strength or weakness of the contract land drilling industry in the geographic areas where the Company operates; decisions about onshore exploration and development projects to be made by oil and gas companies; the highly competitive nature of the contract land drilling business; the Company’s future financial performance, including availability, terms and deployment of capital; the continued availability of qualified personnel; and changes in governmental regulations, including those relating to the environment.  Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.  These risks, as well as others, are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2003 and subsequent Form 10-Q’s.